EXHIBIT 5


                             [Chemed Letterhead]


                                                                   May 24, 2004


Ladies and Gentlemen:

     I have acted as counsel to Chemed Corporation, a Delaware corporation (the "Company"), in connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission"), relating to the issuance by the Company of $110,000,000 aggregate principal amount of the Company's Floating Rate Senior Secured Notes due 2010 (the "New Notes") and related guarantees (the "Guarantees") registered under the Securities Act in exchange for a like principal amount of the Company's outstanding unregistered Floating Rate Senior Secured Notes due 2010 (the "Original Notes"). The New Notes are issuable under an Indenture dated as of February 24, 2004 (the "Indenture"), among the Company, the Company's subsidiaries listed on Schedule I thereto (the "Guarantors") and Wells Fargo Bank, N.A., as trustee (the "Trustee").

     In that connection, I have reviewed and examined the Indenture and such certificates, documents, corporate records and other instruments as in my judgment is necessary or appropriate to enable me to render the opinions expressed below. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

     Based on the foregoing, I am of the opinion as follows:

     1. The Indenture has been duly authorized, executed and delivered by the Company and each of the Guarantors. The Indenture constitutes a legal, valid and binding obligation of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2. The Company has duly authorized the execution of the New Notes. The New Notes, when executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3. The guarantee to be endorsed on the New Notes by each Guarantor has been duly authorized by such Guarantor. When the New Notes have been executed, issued and

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authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes, the guarantees to be endorsed on the New Notes will constitute legal, valid and binding obligations of the Guarantors thereof, enforceable against each such Guarantor in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

     This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement.


                                           Very truly yours,

                                           /s/  NAOMI C. DALLOB
                                           Naomi C. Dallob
                                           Vice President and Secretary